                                                                                                                                                              FOR IMMEDIATE RELEASE

                                                                                                                                                                                                     Contact: Christopher J. Eperjesy
                                                                                                                                                                                                     (262) 638-4343

TWIN DISC, INC., ANNOUNCES FISCAL 2008 THIRD-QUARTER FINANCIAL RESULTS

· Six-Month Backlog is New Record

· Management Optimistic About the Fiscal 2008 Fourth Quarter

RACINE, WISCONSIN—April 22, 2008—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2008 third quarter and nine months ended March 28, 2008.

     Sales for the quarter ended March 28, 2008 were $85,838,000, compared to $86,405,000 for the same period a year ago. Year-to-date, sales were $241,345,000, compared to $226,418,000 for the fiscal 2007 nine-month period. For the fiscal 2008 third-quarter and nine-month period, foreign currency translation favorably impacted sales by $6,631,000 and $14,125,000, respectively. The Company continued to see strength in the commercial marine and mega yacht markets in the quarter, offset by softness in oil and gas transmission, and industrial product markets.

     Gross profit, as a percentage of fiscal 2008 third-quarter sales, was 31.0 percent, compared to 32.6 percent in the fiscal 2007 third quarter. Year-to-date, gross profit, as a percentage of sales, was 31.4 percent, compared to 32.2 percent for the fiscal 2007 nine-month period. Profitability for the fiscal 2008 third quarter was impacted by lower volume, reduced sales of higher margin products, higher sales of lower margin products and higher material costs, partially offset by higher pricing, expanded outsourcing and lower pension expense. The continued weakening of the US Dollar versus the Euro continued to put pressure on the US sales of products of our Belgian manufacturing operation, while also continuing to enhance the global competitiveness of our domestically produced products. This was more than offset by the favorable effect of foreign currency translation due primarily to the strengthening Euro versus the US Dollar.

     For the 2008 third quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 17.4 percent, compared to 18.4 percent in the fiscal 2007 third quarter. The reduction in ME&A expenses was primarily driven by an adjustment booked to stock based compensation expense in the quarter that resulted in a reduction of approximately $2.3 million versus the same period in the prior fiscal year. This adjustment was partially offset by increases in ME&A due to the impact of foreign currency translation from overseas operations, which approximated $0.9 million, and expenditures related to the implementation of the Company’s new global ERP system.

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Page 2, Twin Disc, Inc.

     As a percentage of sales, ME&A expenses for both the 2008 and 2007 nine months were 19.5 percent. Included in ME&A expenses for the 2008 nine-month period, was a $1.6 million reduction in the Company’s stock-based compensation, as a result of the decline in the Company’s stock price at the end of the third fiscal quarter. Year-to-date, the impact of foreign currency translation on overseas operations increased ME&A by roughly $1.9 million. The increase in ME&A related to the global ERP implementation was $1.3 million, compared to the first nine months of fiscal 2007.

     Net earnings for the fiscal 2008 third quarter were $7,929,000, or $0.70 per diluted share, compared to $7,509,000, or $0.64 per diluted share, for the fiscal 2007 third quarter. In addition to the items noted previously, net earnings for the 2008 third quarter were impacted by favorable tax adjustments of approximately $1.8 million. Approximately $1 million of the favorable adjustment is the result of a reduction in the Italian corporate tax rate announced in December 2007, which resulted in a favorable adjustment to deferred tax assets. In addition, there was a favorable return to provision adjustment, primarily related to foreign tax credits. Year-to-date, net earnings were $17,243,000, or $1.51 per diluted share, compared to $16,851,000, or $1.43 per diluted share.

     Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $13,271,000 for the fiscal 2008 third quarter, compared to $14,254,000 for the fiscal 2007 third quarter. For the fiscal 2008 nine months, EBITDA was $33,680,000, compared to $34,381,000 for the fiscal 2007 comparable period.

     Commenting on the results, Michael E. Batten, Chairman, President and Chief Executive Officer, said, “We are pleased with the results of the third fiscal quarter. Demand for our commercial and pleasure craft marine products continued to increase. Sales and orders of our commercial marine gears into Southeast Asia and the Gulf Coast of the United States remain strong, as do marine propulsion and boat management system sales into the Italian mega yacht market. The increase in marine product sales has helped to insulate the Company from the softness that we continued to experience in the third quarter in the oil and gas transmission and industrial product sectors. Demand for our land based transmissions for military applications and Airport Rescue and Fire Fighting (ARFF) vehicles remains high.”

     Christopher J. Eperjesy, Vice President – Finance, Chief Financial Officer and Treasurer, stated, “We continue to invest in modern equipment and facilities, our global ERP system, and new products. During the quarter our capital investments were $3,785,000. Year-to-date we have spent $10,605,000 on capital expenditures and expect to spend up to an additional $5,000,000 in the 2008 fourth quarter. In addition, during the 2008 third quarter, we spent $2,276,000 to repurchase 140,000 shares of our common stock at an average cost of $16.26 per share. Year-to-date, we have spent $15,643,000 to repurchase 660,000 shares of our common stock at an average price of $23.70 per share. We have 500,000 shares remaining in our Board authorized stock repurchase program.

     “Our balance sheet is healthy and we are comfortable in our capital structure. At March 28, 2008, total debt was $57,353,000, compared to $43,920,000 at June 30, 2007 and $55,546,000 at the end of the 2008 second quarter. The increase from the prior fiscal year end can be primarily attributed to the stock repurchase program and the capital expenditures made so far in fiscal 2008. This was offset by increased cash flow from operating activities. Our total debt to total capitalization now stands at 30.9 percent compared to 27.6 percent at June 30, 2007.”

Page 3, Twin Disc, Inc.

     Mr. Batten concluded, “Global demand for our products remains good, as evidenced by the fact that we expect foreign sales to exceed domestic sales for the first time in fiscal 2008. In addition, we remain focused on lowering our operating costs, continuing to develop and enhance our product portfolio, modernizing our manufacturing operations and expanding our global outsourcing program. Our backlog of orders to be shipped over the next six months was a record $125,685,000, compared to $118,397,000 in the same period a year ago and $110,357,000 at fiscal 2007 year end. Furthermore, we are encouraged by what appears to be reemerging activity in the oil and gas markets. The fourth quarter should be another good quarter, and we remain optimistic about fiscal year 2009.”

     Twin Disc will be hosting a conference call today (April 22, 2008) to discuss these results and to answer questions at 2:00 p.m. ET. To participate in the conference call, please dial 800-762-8779 five to 10 minutes before the call is scheduled to begin. A replay will be available from 5:00 p.m. ET April 22, 2008 until midnight on April 29, 2008. The number to hear the teleconference replay is 800-406-7325. The access code for the replay is 3868123.

     The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures (EBITDA)

     EBITDA represents net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Twin Disc has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

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--Financial Results Follow—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

	Three Months Ended		Nine Months Ended
	March 28,	March 30,	March 28,	March 30,
	2008	2007	2008	2007

Net sales	$85,838	$86,405	$241,345	$226,418
Cost of goods sold	59,211	58,220	165,522	153,531

Gross profit	26,627	28,185	75,823	72,887
Marketing, engineering and
administrative expenses	14,969	15,913	47,041	44,093
Interest expense	757	886	2,325	2,353
Other expense (income), net	194	(199)	368	(527)

Earnings before income
taxes and minority interest	10,707	11,585	26,089	26,968
Income taxes	2,719	4,023	8,686	9,973
Minority interest	(59)	(53)	(160)	(144)
Net earnings	$ 7,929	$ 7,509	$ 17,243	$ 16,851

Earnings per share:
Basic	$ 0.71	$ 0.65	$ 1.52	$ 1.45
Diluted	$ 0.70	$ 0.64	$ 1.51	$ 1.43

Average shares outstanding:
Basic	11,198	11,626	11,318	11,616
Diluted	11,310	11,822	11,447	11,804

Dividends per share	$ 0.070	$ 0.055	$ 0.195	$ 0.150

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA
	(In thousands; unaudited)

	Three Months Ended		Nine Months Ended
	March 28,	March 30	March 28,	March 30,
	2008	2007	2008	2007

Net earnings	$7,929	$7,509	$17,243	$16,851
Income taxes	2,719	4,023	8,686	9,973
Interest expense	757	886	2,325	2,353
Depreciation and amortization	1,866	1,836	5,426	5,204
Earnings before interest, taxes,
depreciation and amortization	$13,271	$14,254	$33,680	$34,381

Page 5, Twin Disc, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 28,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$16,940	$19,508
Trade accounts receivable, net	66,862	63,277
Inventories, net	96,442	76,253
Deferred income taxes	6,569	6,046
Other	10,230	8,156

Total current assets	197,043	173,240

Property, plant and equipment, net	65,568	56,810
Goodwill	18,277	17,171
Deferred income taxes	2,634	3,956
Intangible assets, net	9,684	9,352
Other assets	6,920	6,655

	$300,126	$267,184

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities on long-term debt	$2,114	$1,768
Accounts payable	39,260	28,896
Accrued liabilities	50,096	49,254

Total current liabilities	91,470	79,918

Long-term debt	55,239	42,152
Accrued retirement benefits	23,625	26,392
Other long-term liabilities	748	2,640

	171,082	151,102

Minority interest	584	645

Shareholders' equity:
Common stock	14,375	13,304
Retained earnings	136,132	121,109
Accumulated other comprehensive income (loss)	8,085	(4,493)

	158,592	129,920
Less treasury stock, at cost	30,132	14,483

Total shareholders' equity	128,460	115,437
	$300,126	$267,184

Page 6, Twin Disc, Inc.

                                                                      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           (In thousands, unaudited)

	Nine Months Ended
	March 28,	March 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 17,243	$ 16,851
Adjustments to reconcile net earnings to cash
provided (used) by operating activities:
Depreciation and amortization	5,426	5,204
Other non-cash changes	2,391	291
Net change in working capital, excluding cash	(14,245)	(26,070)
	10,815	(3,724)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(10,605)	(11,208)
Proceeds from sale of fixed assets	263	117
	(10,342)	(11,091)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	-	(3,194)
Increase (decrease) in notes payable, net	(98)	12
Proceeds from long-term debt	12,880	16,285
Proceeds from exercise of stock options	133	191
Purchase of treasury stock	(15,643)	(51)
Dividends paid	(2,220)	(1,752)
Other	19	(47)
	(4,929)	11,444

Effect of exchange rate changes on cash	1,888	1,763

Net change in cash and cash equivalents	(2,568)	(1,608)

Cash and cash equivalents:
Beginning of period	19,508	16,427

End of period	$ 16,940	$ 14,819